As filed with the Securities and Exchange Commission on April 20, 2010

Registration No. 333-08246

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEWS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	2711	26-0075658
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1211 Avenue of the Americas

New York, NY 10036

(212) 852-7000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Arthur M. Siskind, Esq.

c/o News America Incorporated

1211 Avenue of the Americas

New York, NY 10036

(212) 852-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

TABLE OF CO-REGISTRANTS FOR REGISTRATION NO. 333-08246

Exact Name of Co-Registrant as Specified in its Charter	State or Other Jurisdiction of Organization	I.R.S. Employer Identification Number
News America Incorporated	Delaware	13-3249610
News Corporation Exchange Trust	Delaware	52-6834269
News Corporation Finance Trust	Delaware	52-6834270
Fox Broadcasting Company	Delaware	95-4044499
Fox Television Stations, Inc.	Delaware	95-4711472
HarperCollins Publishers L.L.C. (f/k/a HarperCollins Publishers Inc.)	Delaware	20-2572391
HarperCollins (UK)	England and Wales	Not Applicable
NATIONWIDE NEWS PTY. LIMITED	Australian Capital Territory, Australia	Not Applicable
News America Marketing FSI L.L.C. (f/k/a News America FSI, Inc.)	Delaware	20-2576325
News Group Newspapers Limited	England	Not Applicable
News International Limited (f/k/a News International plc)	England	Not Applicable
NEWS LIMITED	South Australia, Australia	Not Applicable
News Publishing Australia Limited	Delaware	13-3249611
News Securities B.V.	The Netherlands	Not Applicable
News T Investments, Inc.	Delaware	51-0312616
Newscorp Investments (f/k/a Newscorp Investments Limited)	England	Not Applicable
Twentieth Century Fox Film Corporation	Delaware	84-0850631
Twentieth Century Fox Home Entertainment LLC (f/k/a Twentieth Century Fox Home Entertainment, Inc.)	Delaware	59-3790466
British Sky Broadcasting Group plc	England	Not applicable

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Pursuant to the provisions of Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”) this post-effective amendment to registration statement no. 333-08246 also relates to registration statement no. 333-06896. Registration statement nos. 333-06896 and 333-08246, as amended, are collectively referred to as the “Registration Statement.”

The Registration Statement registered (i) 5% Trust Originated Preferred Securities (the “Finance Securities”), (ii) 5% Exchangeable Trust Originated Preferred Securities (the “Exchange Securities”), (iii) 5% Subordinated Discount Debentures due November 12, 2016 (the “Subordinated Debentures”) and the related guarantees, (iv) warrants to purchase from News America Incorporated ordinary shares of its affiliate, British Sky Broadcasting Group plc (the “Warrants”) and the related guarantees and (v) the underlying ordinary shares of British Sky Broadcasting Group plc (the “Ordinary Shares”). On April 19, 2010, all of the outstanding Finance Securities, Exchange Securities, Subordinated Debentures and Warrants were redeemed. As a result of the redemption, no further offers of the Ordinary Shares will be made under the Registration Statement. Accordingly, the Ordinary Shares are hereby deregistered.

Pursuant to the Rule 415 undertakings in the Registration Statement and pursuant to Rule 478 under the Securities Act, each of the registrants in existence as of the date hereof, acting through the agent for service of process set forth in the Registration Statement, is filing this Post-Effective Amendment to the Registration Statement solely to deregister any and all securities previously registered under the Registration Statement that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following person in the capacities indicated, in the City of New York, State of New York, on the 20th day of April, 2010.

NEWS CORPORATION

NEWS AMERICA INCORPORATED

NEWS CORPORATION EXCHANGE TRUST

NEWS CORPORATION FINANCE TRUST

FOX BROADCASTING COMPANY

FOX TELEVISION STATIONS, INC.

HARPERCOLLINS PUBLISHERS L.L.C.

HARPERCOLLINS (UK)

NATIONWIDE NEWS PTY. LIMITED

NEWS AMERICA MARKETING FSI L.L.C.

NEWS GROUP NEWSPAPERS LIMITED

NEWS INTERNATIONAL LIMITED

NEWS LIMITED

NEWS PUBLISHING AUSTRALIA LIMITED

NEWS SECURITIES B.V.

NEWS T INVESTMENTS, INC.

NEWSCORP INVESTMENTS

TWENTIETH CENTURY FOX FILM CORPORATION

TWENTIETH CENTURY FOX HOME ENTERTAINMENT LLC

BRITISH SKY BROADCASTING GROUP plc

By:	/s/ ARTHUR M. SISKIND
Arthur M. Siskind Agent for Service

Note: No other person is required to sign this Post-Effective Amendment No. 1 to Registration Statement in reliance upon Rule 478 under the Securities Act of 1933.

Pursuant to Rule 429, this post-effective amendment to registration statement no. 333-08246 also relates to registration statement no. 333-06896.